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                                                                 Exhibit 5.1

                     RUBIN BAUM LEVIN CONSTANT AND FRIEDMAN
                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10112




                                                              July 7, 1998



Key Components, LLC
Key Components Finance Corp.
Wing Road
RR 1, Box 167D
Millbrook, New York 12545


                  Re:      10 1/2% Senior Notes due 2008 (the "New Notes")

Gentlemen:

         We have acted as counsel to Key Components, LLC, a Delaware limited liability Company (the "Company") and Key Components Finance Corp., a Delaware corporation (together with the Company, the "Issuers") in connection with the Issuers' exchange offer (the "Exchange Offer") for its 10 1/2% Senior Notes due 2008 (collectively the "Old Notes") as described in the Prospectus (the "Prospectus") contained in the Registration Statement on Form S-4 (the "Registration Statement"), to be filed with the Securities and Exchange Commission.

         In furnishing this opinion, we have examined the Certificate of Formation and the Limited Liability Company Agreement and the Certificate of Incorporation and By-laws of the Issuers, as each may have been amended, as well as the originals or photostatic or certified copies of such documents, records, certificates, agreements and other papers as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to executed documents of all unexecuted copies submitted to us, and the authenticity of, and the conformity to, original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to our opinion, we have relied upon oral statements, written information and certificates of officials and representatives of the Issuers and others.

         Based upon the foregoing, we are of the opinion that the New Notes to be offered and issued by the Issuers have been duly authorized and, when executed and authenticated in accordance with the terms of the Indenture pursuant to which they will be issued and delivered in exchange for the


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Key Components, LLC
Key Components Finance Corp.
July 7, 1998
Page 2

applicable Old Notes in accordance with the Exchange Offer will be validly issued and constitute binding obligations of the Issuers, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

         As members of the Bar of the State of New York, we do not purport to be experts on any laws other than those of the United States and New York, and the General Corporation Law of Delaware.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                        Very truly yours,

                                        /s/ Rubin Baum Levin Constant & Friedman

                                        RUBIN BAUM LEVIN CONSTANT & FRIEDMAN